Exhibit 21


                          INTERSTATE/JOHNSON LANE, INC.
                              List of Subsidiaries
                               September 30, 1996


                                                                  Percentage of
                                                 State in      voting securities
                         Name               which Incorporated       owned
Interstate/Johnson Lane Corporation           North Carolina          100%
ISC Realty Corporation                        North Carolina          100
Sovereign Capital Management, Inc.*           North Carolina          100
ISC Futures Corporation                       North Carolina          100
The Johnson, Lane, Space, Smith Corporation      Georgia              100
IJL Financial, Inc.                           North Carolina          100
IJL Holdings, Inc.                            North Carolina          100



*d/b/a Sovereign Advisers, Inc.